Exhibit 21.1

ESSENTIAL UTILITIES, INC. AND SUBSIDIARIES

The following table lists the significant subsidiaries and other active subsidiaries of Essential Utilities, Inc. at December 31, 2025:

Aqua Pennsylvania, Inc.  (Pennsylvania)

Aqua Resources, Inc. (Delaware)

Essential Utilities Services, Inc. (Pennsylvania)

Aqua Services, Inc.  (Pennsylvania)

Aqua Infrastructure, LLC (Pennsylvania)

Aqua Ohio, Inc. (Ohio)

Aqua Illinois, Inc. (Illinois)

Aqua New Jersey, Inc. (New Jersey)

Aqua North Carolina, Inc. (North Carolina)

Aqua Texas, Inc. (Texas)

Aqua Indiana, Inc. (Indiana)

Aqua Virginia, Inc. (Virginia)

Aqua Water Holdings, Inc. (Pennsylvania)

LDC Funding, LLC (Delaware)

Utility Insurance, LLC (Utah)